Exhibit 10.47

EXCHANGE AGREEMENT

THIS EXCHANGE AGREEMENT (the “Agreement”), dated as of June 14, 2022, between Can B Corp., a Florida corporation (the “Company”), and Arena Special Opportunities Partners I, LP, a Delaware limited partnership (the “ASOP”) and Arena Special Opportunities Fund, LP, a Delaware limited partnership (“ASOF” and, collectively with ASOP, the “Holders”). The Company and the Holders are sometimes referred to herein individually as a “party” and collectively as the “parties.”.

W I T N E S S E T H:

WHEREAS, the Company and Holders entered into that certain Securities Purchase Agreement (the “2021 SPA”) and various other documents and agreements contemplated thereby, including but not limited to Original Issue Discount Senior Secured Convertible Promissory Notes with aggregate principal amounts equal to $1,500,000 (the “2021 Notes”), an Addendum Security Agreement (the “2021 Security Agreement”), an Addendum to Intellectual Property Security Agreement (the “2021 IP Security Agreement”), and an Addendum to Guaranty Agreement (the “2021 Guaranty”), all dated May 17, 2021 (the foregoing, collectively, the “Transaction Documents”); and

WHEREAS, the Company and Holders desire to exchange all principal, interests and fees due pursuant to the 2021 Notes and 2021 SPA (collectively, the “Debt”) as of the Closing Date (below defined) for shares of common stock in the Company (the “Shares”), pursuant to the terms set forth below;

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Exchange of Debt.

a. Issuance of Shares. Upon the following terms and conditions, on the Closing Date, the Company shall issue to Holders, and Holders shall acquire from the Company, Shares in exchange for the surrender and cancellation of the Debt. The number of Shares to be issued shall equal the total amount of the Debt on the Closing Date divided by $4.00. No fractional Shares will be issued but instead will be rounded up to the next whole Share number. Upon the Closing Date, the Debt shall be automatically cancelled and all liens and security securing the Debt released, and Holders shall surrender to the Company any and all promissory notes or other instruments evidencing the Debt. The parties agree that each party’s promise to exchange Shares for the Debt shall be irrevocable and that such exchange shall be automatic without need for further action by Holders.

b. The parties agree that the Shares will be issued pursuant to 3(a)(9) under the Securities Act (below defined).

c. The “Closing Date,” shall occur on the date that (i) the Company’s registration statement filed with the Securities Exchange Commission (“SEC”) on form S-1 (File No. 333-260882), as amended or supplemented from time to time (the “Registration Statement”), is declared effective by the SEC, and (ii) the Company has filed a prospectus supplement to the Registration Statement in order to price the securities offered pursuant to the Registration Statement.

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d. The issuance of Shares to Holders will be settled within two days from the Closing Date. Shares will be issued to the Holders and held in book entry form without restrictive legend; provided that, Holders have provided an opinion of counsel that the Shares are eligible to be sold without restrictive legend pursuant to rule 144. Holders will be issued Shares in proportion to the amount of Debt held by Holders.

2. Company Representations and Warranties. The Company hereby makes to Holders the following representations and warranties:

a. Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Shares by the Company and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company, its Board of Directors or its stockholders in connection therewith. This Agreement has been duly executed by the Company and, when delivered in accordance with the terms hereof will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

b. No Conflicts. The execution, delivery and performance of this Agreement and the Shares by the Company and the consummation by the Company of the transactions contemplated hereby do not and will not: (i) conflict with or violate any provision of the Company’s or any of its subsidiary’s certificate or Articles of Incorporation, Bylaws or other organizational or charter documents, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any lien or encumbrance upon any of the properties or assets of the Company or any subsidiary, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any material agreement, credit facility, debt or other material instrument (evidencing a Company or subsidiary debt or otherwise) or other material understanding to which the Company or any subsidiary is a party or by which any property or asset of the Company or any subsidiary thereof is bound or affected, or (iii) conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company or a subsidiary is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company or a subsidiary is bound or affected; except in the case of each of clauses (ii) and (iii) of this paragraph, such as could not have or reasonably be expected to result in a material adverse effect on the Company or its business of financial condition.

c. Consents and Approvals. The Company is not required to obtain any approval, consent, waiver, authorization or order of, any court or other federal, state, local, foreign or other governmental authority or other person or entity in connection with the execution, delivery and performance by the Company of this Agreement. No further approval or authorization of any stockholder, the Board of Directors or others is required for exchange for and the issuance of the Shares.

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3. Holders Representations and Warranties. Holders hereby make to the Company the following representations and warranties, which shall be true and correct as of the Closing Date:

a. Authorization; Binding Effect. Holders have all requisite power and authority to (i) execute and deliver this Agreement, and (ii) to carry out and perform their respective obligations under the terms of this Agreement. This Agreement has been duly authorized, executed and delivered and constitutes the legal, valid and binding obligation of Holders, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other laws relating to or affecting the enforcement of creditors’ rights generally in effect from time to time and by general principles of equity.

b. No Conflicts with Agreements, Etc. Neither the execution and delivery of this Agreement nor the fulfillment of or compliance with the terms and provisions hereof, will conflict with, or result in a breach or violation of any of the terms, conditions or provisions of, or constitute a default under, any contract, agreement, mortgage, indenture, lease, instrument, order, judgment, statute, law, rule or regulation to which Holders is subject.

c. Consents and Approvals. Holders are not required to obtain any approval, consent, waiver, authorization or order of, any court or other federal, state, local, foreign or other governmental authority or other person or entity in connection with the execution, delivery and performance by the Holders of this Agreement

d. Restricted Securities. Holders acknowledge and agree that the Shares are characterized as “restricted securities” under applicable U.S. federal and state securities laws, including Rule 144 promulgated by the SEC under the Securities Act of 1933, as amended (“Securities Act”), and that pursuant to these laws, Holders must hold the Shares indefinitely unless subsequently registered with the SEC and qualified by state authorities, or an exemption from such registration and qualification requirements is available. Holders understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Shares.

e. Own Account. Holders are acquiring the shares of common stock issuable hereunder for their own accounts for investment only and not with a view towards the public sale or distribution thereof and not with a view to or for sale in connection with any distribution thereof.

f. Accredited Investors. Holders represents and warrant that each holder is an “accredited investor” as defined in Rule 501 under Regulation D promulgated under the Securities Act.

g. Assignment. Holders have not assigned, pledged, gifted, conveyed, sold or transferred any portion of the Debt and own the same free and clear of any and all liens or encumbrances.

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4. Discharge and Release. Upon issuance of the Shares, Holders release and forever discharge the Company, and its agents, employees, family members, principals, shareholders, successors, affiliates and assigns (collectively, “Company Released Parties”), from all action or actions, cause or causes of action, suits, claims or demands of whatsoever kind or character, at law or in equity, whether the asserted liability be joint or several, known or unknown, which exists or may exist on the Closing Date or which may exist in the future, for, upon, or by reason of any transaction, matter, statements, act, omission, cause or thing related, directly or indirectly, to the Debt and Transaction Documents. The parties agree that this release of claims should be interpreted and construed broadly to accomplish its intent and purpose to release all claims of any nature between the parties.

5. Miscellaneous.

a. Entire Agreement. This Agreement constitutes and contains the entire agreement between the parties hereto, and supersedes all prior oral or written agreements and understandings between Holders, the Company, their affiliates, and persons acting on their behalf with respect to the matters discussed herein, and this Agreement and the instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor Holders make any representation, warranty, covenant or undertaking with respect to such matters.

b. Execution. This Agreement may be executed in two or more counterparts and by facsimile signature, delivery of PDF images of executed signature pages by email or otherwise, and each of such counterparts shall be deemed an original and all of such counterparts together shall constitute one and the same agreement. This Agreement may be signed and delivered by electronic means.

c. Governing Law. This Agreement shall be governed by and interpreted in accordance with laws of the State of New York, excluding its choice of law rules. The parties hereto hereby waive the right to a jury trial in any litigation resulting from or related to this Agreement. The parties hereto consent to exclusive jurisdiction and venue in the New York state courts. Each party waives all defenses of lack of personal jurisdiction and forum non conveniens.

d. Enforceability. If any provision of this Agreement is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Agreement so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s)

e. No Shorting. Holders agree that Holders shall not enter into or effect “short sales” of the Shares or hedging transaction which establishes a net short position with respect to the common stock of the Company.

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f. Assignability. The parties may not assign this Agreement without the other party’s prior written consent. Holders shall not assign or transfer any portion of the Debt without the Company’s consent.

g. Further Assurances. Holders and the Company each hereby agree and provide further assurances that it will, in the future, execute and deliver any and all further agreements, certificates, instruments and documents and do and perform or cause to be done and performed, all acts and things as may be necessary or appropriate to carry out the intent and accomplish the purposes of this Agreement.

h. Equitable Remedies. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with the specific terms hereof or were otherwise breached. It is accordingly agreed that, in addition to the other rights of the parties under this Agreement, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any federal or state court located in the State of New York, this being in addition to any other remedy to which the Parties are entitled under this Agreement.

i. Headings. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above set forth.

THE COMPANY:		THE HOLDERS:
Can B Corp.		Arena Special Opportunities Partners I, LP

By:		By:
Name:	Marco Alfonsi	Name:	Lawrence Cutler
Title:	Chief Executive Officer	Title:	Authorized Signatory

Arena Special Opportunities Fund, LP

By:
		Name:	Lawrence Cutler
		Title:	Authorized Signatory

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